Exhibit 10.14

ARCUS BIOSCIENCES, INC.

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between                  (“Executive”) and Arcus Biosciences, Inc., a Delaware corporation (the “Company”), effective as of the date specified in Section 1 below.

This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with the Company.

Certain capitalized terms are defined in Section 8.

The Company and Executive agree as follows:

1. Term. This Agreement shall become effective on the date on which it is signed by Executive (the “Effective Date”).

2. Certain Involuntary Termination Benefits.

(a) Involuntary Termination Following a Change in Control. If Executive is subject to an Involuntary Termination that occurs within twelve months following a Change in Control and Executive satisfies the conditions described in Section 2(b) below, then:

(i) the Company shall continue to pay such Executive’s Base Salary for a period of six months following such Executive’s Separation, generally in accordance with the Company’s standard payroll procedures;

(ii) the Company shall pay the Executive a lump-sum cash amount equal to Executive’s annual target bonus established by the Company for the fiscal year in which Executive’s Separation occurs, prorated based on the number of days that Executive was employed by the Company during such fiscal year;

(iii) If Executive timely elects continued coverage under COBRA, the Company shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (a) the last day of the period ending on the date that is 6 months following such Executive’s Separation, (b) the expiration of Executive’s continuation coverage under COBRA or (c) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s Separation for Executive and Executive’s eligible dependents pursuant to the Company’s health insurance plans in which Executive or Executive’s eligible dependents participated as of the day of Executive’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage; and

(iv) Executive shall vest in all of Executive’s remaining unvested equity awards.

(b) Preconditions to Severance and Vesting Acceleration Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2(a), Executive shall execute and allow to become effective a general release of claims in substantially the form attached hereto and, if requested by the Company’s Board of Directors, must immediately resign as a member of the Company’s Board of Directors and as a member of the board of directors of any subsidiaries of the Company. Executive must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2. All such benefits will be provided, paid or commence within 60 days after Executive’s Involuntary Termination (and, where applicable, will include at such time any amounts accrued from the date of Executive’s Separation). If such 60-day period spans two calendar years, then such benefit will in any event be provided, paid or commence in the second calendar year.

3. Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following the earlier of (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

4. Section 280G.

(a) Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For the avoidance of doubt, the Payments shall include acceleration of vesting of equity awards granted by the Company that vest based on service to the Company and that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a Change in Control of the Company.

(b) For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Executive (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Payments in the following order, unless (to the extent permitted by Section 409A of the Code) Executive elects to have the reduction in payments applied in a different order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Executive. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

(c) All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by a nationally recognized independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4. The accounting firm’s determination will be binding on both Executive and the Company absent manifest error.

(d) As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial determination by the accounting firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the accounting firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the accounting firm determines that an Overpayment has occurred, the Executive shall promptly repay, or transfer, to the Company the amount of any such Overpayment; provided, however, that no amount shall be payable, or transferable, by the Executive to the Company if and to the extent that such payment or transfer would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the accounting firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(e) If this Section 4 is applicable with respect to an Executive’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Executive’s rights to the Payments.

5. Company’s Successors. Any successor to the Company or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6. Miscellaneous Provisions.

(a) Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(d) Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.

(e) Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with nationally recognized overnight courier, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office (attention General Counsel) and to Executive at the address that he or she most recently provided to the Company in accordance with this Subsection (e).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

8. Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a) “Base Salary” means Executive’s annual base salary as in effect immediately prior to an Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction.

(b) “Cause” means Executive’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of any agreement with the Company, (iii) material failure to comply with the Company’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) gross negligence or willful misconduct, (vi) continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its Board of Directors or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation.

(c) “Change in Control” means (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (ii) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(d) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e) “Involuntary Termination” means either Executive’s (i) Termination without Cause or (ii) Resignation for Good Reason.

(f) “Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment within 12 months after one of the following conditions has come into existence without Executive’s consent: (i) a reduction in Executive’s annual Base Salary by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions, (ii) a relocation of Executive’s principal workplace by more than 25 miles from its location prior to such Change in Control or (iii) a material reduction of responsibilities, authority or duties, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities. A Resignation for Good Reason will not be deemed to have occurred unless the employee gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice.

(g) “Separation” means a “separation from service” as defined in the regulations under Code Section 409A.

(h) “Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by the Company without Cause, provided the individual is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year indicated below.

COMPANY

By:
Name:
Title:
Date:

EXECUTIVE

By:
Name:
Date:

GENERAL RELEASE OF ALL CLAIMS

In consideration of the severance benefits to be paid to                     (“Executive”) by Arcus Biosciences, Inc. (the “Company”), as described in Paragraph 1 below, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Executive’s employment with the Company, including the termination of that employment.

1. If Executive signs [(and does not revoke)] this General Release of All Claims (“Release”), the Company will provide Executive with the severance benefits described in Section         of the Severance and Change in Control Agreement, dated                  , 20    , between the Company and Executive (the “Severance Agreement”).

2. Executive’s Company equity awards, to the extent vested (for the avoidance of doubt, including pursuant to the Severance Agreement) and outstanding as of Executive’s employment termination date, will be treated as provided in the applicable equity plan and the related award agreements. Such agreements will remain in effect in accordance with their terms, and Executive acknowledges that Executive will remain bound by them. Any Company equity awards that are unvested as of Executive’s employment termination date will be automatically forfeited, and Executive will have no further rights to such awards. Executive acknowledges that the enclosed report accurately reflects a summary of Executive’s outstanding equity awards.

3. Executive understands and agrees that this Release is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. Executive further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law. However, this release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release. In addition, this Release does not cover any claim for indemnification Executive may have pursuant to the Company’s bylaws, [Executive’s Indemnification Agreement dated             ] or applicable law or Executive’s right to coverage under any applicable D&O insurance policy with the Company.

4. Executive also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Executive.

5. In addition, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

7. This Release constitutes the entire agreement between Executive and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Executive understands and agrees that this Release may be modified only in a written document signed by Executive and a duly authorized officer of the Company.

8. Executive understands and agrees that the Company shall have no obligation to provide to Executive any severance benefits described in the Severance and Change in Control Agreement unless and until Executive has complied with the requirements described in Section 2(b) of the Severance and Change in Control Agreement, including executing this Release within the time period specified in Paragraph 13 below.

9. Executive understands and agrees that at all times in the future Executive shall remain bound by Executive’s Proprietary Information and Inventions Agreement, a copy of which is enclosed herewith. [List any other agreements that should survive termination of employment.]

10. [Executive agrees not to disclose to others the terms of the Severance Agreement or this Release, except that Executive may disclose such information to Executive’s spouse and to Executive’s attorney or accountant in order for such attorney or accountant to render services to Executive related to the Employment Agreement or this Release.]

11. Executive agrees that Executive will never make any disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices. The Company agrees to instruct its officers and directors not to disparage Executive in any manner likely to be harmful to Executive’s personal or business reputation. Nothing in this Section 11 is intended to, and shall not, prohibit the Executive and the Company (and its officers and directors) from responding accurately and fully to any question, inquiry or request for information when required by legal process.

12. This Release shall be governed by and its provisions interpreted under the laws of the state of California.

13. [Executive understands that Executive has the right to consult with an attorney before signing this Release. Executive also understands that Executive has 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of Executive’s own choosing, and decide whether to execute it or not. Executive also understands that Executive may revoke this Release during a period of 7 days after Executive signs it and that this Release will not become effective until after the 7-day revocation period has expired (and then only if Executive has not revoked this Release). In order to revoke this Release, within 7 days after Executive executes this Release Executive must deliver to                      at the Company a letter stating that Executive is revoking it. Executive understands that if Executive chooses to revoke this Release within 7 days after Executive signs it, Executive will not receive any severance benefits and the Release will have no effect.] [Executive has          days after receipt of this Release to review and consider this Release, discuss it with an attorney of Executive’s own choosing, and decide whether to execute it or not.]

14. Executive states that before signing this Release, Executive:

•	Has read it,

•	Understands it,

•	Knows that he or she is giving up important rights,

•	Is aware of his or her right to consult an attorney before signing it, and

•	Has signed it knowingly and voluntarily.

Date:

Signature

Print Full Name

Enclosures:

Equity Report

Proprietary Information and Inventions Agreement

[Indemnification Agreement]

[LIST ANY OTHERS]